Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-8 (No. 333-200183) of our report dated June 28, 2019, relating to the Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.) as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 (which report expresses an unqualified opinion and includes an other-matter paragraph relating to the carve-out financial statements that the Hotel Management Carve-Out is an integrated business of Remington Holdings, L.P. and not a stand-alone entity and do not necessarily reflect the combined financial position, results of operations, changes in partners’ capital and cash flows of the Hotel Management Carve-Out in the future or what they would have been had the Hotel Management Carve-Out been a separate, stand-alone entity during the periods presented), appearing in Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-232736) and related Prospectus of Ashford Inc. filed with the Securities and Exchange Commission.

/s/ BDO USA, LLP
Dallas, Texas

January 30, 2020